Exhibit 4.6

FORM OF WARRANT

THIS WARRANT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS WARRANT NOR ANY OF THE UNDERLYING SECURITIES MAY BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

RELYPSA, INC.

WARRANT TO PURCHASE SERIES C PREFERRED STOCK

Warrant Number: «Number»	[Date of Subsequent C-1 Closing/C-2 Closing]
Number of Exercise Shares: «Number»

THIS CERTIFIES THAT, for value received, «HOLDER», with its principal office at «Address», or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to subscribe for and purchase from RELYPSA, INC., a Delaware corporation, with its principal office at 5301 Patrick Henry Drive, Santa Clara, CA 95054 (the “Company”), up to              Exercise Shares at any time after the date hereof (the “Warrant Issue Date”), upon surrender hereof, at the principal office of the Company referred to above, with the subscription form attached hereto duly executed, and simultaneous payment therefor in lawful money of the United States at the Exercise Price. The number, character and Exercise Price of such Exercise Shares are subject to adjustment as provided herein. The term “Warrant” as used herein shall include this Warrant, and any warrants delivered in substitution or exchange therefor as provided herein. This Warrant is being issued as one of a series of Warrants issued pursuant to the terms of that certain Series C Preferred Stock and Warrant Purchase Agreement, dated as of July 25, 2012 and as amended from time to time, by and among the Company and the persons and entities named on the Schedule of Purchasers attached thereto (the “Purchase Agreement”), whereby Holder has purchased              shares of the Company’s Series C Preferred Stock, par value $0.001 per shares (the “Series C Preferred”) and this Warrant with respect to the Exercise Shares specified herein.

1. DEFINITIONS. As used herein, the following terms shall have the following respective meanings (capitalized terms used but not defined herein have the meanings ascribed to them in the Purchase Agreement):

(a) “Acquisition” shall have the meaning ascribed to such term in the Restated Charter, as in effect as of the Warrant Issue Date.

(b) “Asset Transfer” shall have the meaning ascribed to such term in the Restated Charter, as in effect as of the Warrant Issue Date.

(c) “Common Stock” shall mean the Company’s Common Stock, par value of one tenth of one cent ($0.001) per share, and any securities of the Company into which such shares are converted or exchanged.

(d) “Corporate Reorganization” shall mean any transaction or series of related transactions which constitutes an Acquisition or an Asset Transfer.

(e) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(f) “Exercise Period” shall mean the period commencing on the Warrant Issue Date and ending five (5) years after the Warrant Issue Date, unless sooner terminated as provided below.

(g) “Exercise Price” shall mean $0.01 per Exercise Share, subject to adjustment provided herein.

(h) “Exercise Shares” shall mean the shares of the Company’s Series C Preferred issuable upon exercise of this Warrant.

(i) “Expiration Date” shall mean the date on which the Exercise Period expires.

(j) “IPO” shall mean a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, or any similar legislation of a foreign jurisdiction, as applicable, covering the offer and sale of the Company’s Common Stock to the public.

(k) “Restated Charter” means the Company’s Amended and Restated Certificate of Incorporation as in effect as of the Warrant Issue Date, as amended and/or restated from time to time.

(l) “Securities Act” means the U.S. Securities Act of 1933, as amended.

2. EXERCISE OF WARRANT.

2.1 Exercise. The rights represented by this Warrant may be exercised in whole or in part at any time during the Exercise Period, by delivery of the following to the Company at its address set forth above (or at such other address as the Company may designate by notice in writing to the Holder):

(a) An executed Notice of Exercise in the form attached hereto as Appendix A;

(b) Payment of the Exercise Price either (i) in cash or by check, or (ii) pursuant to net exercise in accordance with Section 2.4; and

(c) This Warrant.

2.2 Exercise Procedures. Upon the exercise of the rights represented by this Warrant, a certificate or certificates for the Exercise Shares so purchased, registered in the name of the Holder or persons affiliated with the Holder, if the Holder so designates, shall be issued and delivered to the Holder within ten (10) calendar days after the rights represented by this Warrant shall have been so exercised. The person in whose name any certificate or certificates for Exercise Shares are to be issued upon exercise of this Warrant shall be deemed to have become the holder of record of such shares on the date on which this Warrant was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate or certificates, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

2.3 Expiration. Subject to the terms and conditions set forth herein, this Warrant and the right of a Holder to exercise this Warrant shall be terminated on the Expiration Date. If this Warrant terminates on the Expiration Date and if the fair market value of the Exercise Shares (as determined in accordance with Section 2.4) exceeds the Exercise Price on the Expiration Date, this Warrant shall be deemed to be automatically exercised immediately prior to the conclusion of the Expiration Date in accordance with Section 2.4.

2.4 Net Exercise. Notwithstanding any provisions herein to the contrary, if the fair market value of one Exercise Share is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Warrant by payment of cash, the Holder may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company together with the properly executed Notice of Exercise, in the form attached hereto as Appendix A, in which event the Company shall issue to the Holder a number of shares of Exercise Shares computed using the following formula:

X	=	Y (A-B)
A

Where	X =	the number of shares of Exercise Shares to be issued to the Holder

	Y =	the number of shares of Exercise Shares purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation)

	A =	the fair market value of one share of the Company’s Exercise Shares (at the date of such calculation)

	B =	Exercise Price (as adjusted to the date of such calculation)

For purposes of the above calculation, the fair market value of one share of Exercise Shares shall be determined by the Company’s Board of Directors in good faith; provided, however, that in the event that this Warrant is exercised pursuant to this Section 2.4 in connection with the Company’s IPO, the fair market value per share shall be the product of (i) the per share offering price to the public of the Company’s Common Stock in an IPO, and (ii) the number of shares of Common Stock into which each share of Exercise Shares is convertible at the time of such exercise. If the Holder does not agree with the Board’s good faith determination of fair market value and notifies the Board within ten (10) calendar days of the delivery by the Company to the

Holder of such fair market value determination, the fair market value of an Exercise Share shall be determined by an independent appraiser selected in good faith by the Company and reasonably acceptable to the Holder; provided, that the fees and expenses of such appraisal shall be paid by the Company if the fair market value of the independent appraiser is higher than the Board’s fair market value determination and, if the fair market value of the independent appraiser is less than or equal to the Board’s fair market value determination, then the Holder shall pay the fees and expenses of the appraisal.

3. TREATMENT OF THE WARRANTS UPON A CORPORATE REORGANIZATION.

3.1 Corporate Reorganization. In the event any Corporate Reorganization shall be effected, the Company shall use commercially reasonable efforts to ensure that the surviving or successor corporation resulting from such Corporate Reorganization (the “Acquirer”) has made lawful and adequate provision whereby each Holder shall thereafter continue to have the right to purchase and receive upon the basis and upon the terms and conditions herein specified (with a proportionally adjusted Exercise Price, and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant) and in lieu of the Exercise Shares issuable upon exercise of the Warrants held by such Holder, shares of stock (the “Acquirer Shares”) in the Acquirer such that the aggregate value of the Holder’s warrants to purchase such number of Acquirer Shares (where the value of each new warrant to purchase one Acquirer Share is determined in accordance with the Black-Scholes Option Pricing model assumptions set forth in Appendix C hereto), is at least equivalent to the aggregate value of the Warrants held by such Holder immediately prior to such Corporate Reorganization (where the value of each Warrant is determined in accordance with the Black-Scholes Option Pricing model assumptions set forth in Appendix D hereto by multiplying the value of the Warrant to purchase one Exercise Share in the Company as determined in accordance with such Black-Scholes Option Pricing model assumptions by the number of Exercise Shares then purchasable under this Warrant (the “Black-Scholes Calculation Method”)). Furthermore, the new warrants to purchase Acquirer Shares referred to herein shall have the same Expiration Date as this Warrant, and shall have a strike price that is calculated in accordance with Appendix C hereto. For the avoidance of doubt, if the surviving or acquiring entity, as the case may be, is a member of a consolidated group for financial reporting purposes, the “Acquirer” shall be deemed to be the parent of such consolidated group for purposes of this Section 3.1 and Appendix C hereto.

3.2 Adjustment Upon Corporate Reorganizations. In connection with any Corporate Reorganization, the Company shall use commercially reasonable efforts to ensure that the provisions hereof (including, without limitation, provision for adjustment of the Exercise Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any Acquirer Shares thereafter deliverable upon the exercise of any warrant issued in replacement hereof. The Company shall use commercially reasonable efforts to ensure that prior to or simultaneously with the consummation of a Corporate Reorganization, the Acquirer shall assume by written instrument, reasonably deemed by the Board of Directors of the Company and the holders of at least sixty percent (60%) of the Exercise Shares that would be issuable upon the exercise of all the outstanding Warrants issued pursuant to the Purchase Agreement (the “Requisite Holders”) to be satisfactory in form and substance, the obligation to deliver to the holders of the Warrants, at the last address of each such holder appearing on the books of the Company, such shares of stock, as, in accordance with the foregoing provisions, such holder may be entitled to purchase, and the other obligations under the Warrants. If the Company, in spite of using commercially reasonable efforts, is unable to cause this Warrant to continue in full force and effect until the Expiration Date in connection with any Corporate Reorganization, then the Company shall pay or cause to be paid to the Holder, prior to or contemporaneously with the consummation of any such Corporate Reorganization, an amount per Warrant calculated in accordance with the Black-Scholes Option Pricing formula set forth in Appendix D hereto using the Black-Scholes Calculation Method (the “Warrant Repurchase Amount”). The payment of the Warrant Repurchase Amount shall be made in cash in the event that the Corporate Reorganization results in the Company or the shareholders of the Company receiving cash from the Acquirer at the closing of the transaction, and shall be made in shares in the Acquirer (with the value of each such share being the transaction value as provided in the transaction documents) in the event that the Corporate Reorganization results in the Company or the shareholders of the Company receiving shares of the Acquirer or other entity at the closing of the transaction. In the event that the shareholders of the Company receive both cash and shares at the closing of the transaction, the payment of the Warrant Repurchase Amount to the Holder shall also be made in both cash and shares in the same proportion as the consideration received by the shareholders. Unless the Requisite Holders consent in writing to a different treatment, payment of the Warrant Repurchase Amount prior to or contemporaneously with the Corporate Reorganization shall be a condition to the consummation of such Corporate Reorganization by the Company.

3.3 Automatic Exercise. Notwithstanding the foregoing, if the Requisite Holders agree in writing prior to the date of the closing of any such Corporate Reorganization, then all outstanding Warrants (as such term is defined in the Purchase Agreement) shall terminate upon the consummation of such Corporate Reorganization. If this Warrant so terminates upon a Corporate Reorganization and if the fair market value of the Exercise Shares issuable upon exercise of this Warrant (as determined in accordance with Section 2.4) exceeds the Exercise Price, this Warrant shall be deemed to be automatically exercised immediately prior to the Corporate Reorganization in accordance with Section 2.4 unless the Holder elected to exercise in accordance with Section 2.1. In the event that the Holder exercises this Warrant in connection with a Corporate Reorganization, the Holder shall be entitled to condition such exercise on the consummation of the Corporate Reorganization and shall indicate as such on the Notice of Exercise, in the form attached hereto as Appendix A, and the Holder will only be required to pay the applicable Exercise Price (as herein defined) at such time as the Corporate Reorganization is consummated.

3.4 Notice. The Company will give the Holder notice specifying the date of the Corporate Reorganization at least ten (10) calendar days prior to the date of the expected consummation of such Corporate Reorganization.

4. COVENANTS.

4.1 Covenants as to Exercise Shares. The Company covenants and agrees that all Exercise Shares that may be issued upon the exercise of the rights represented by this Warrant (together with any other securities into which such Exercise Shares may be converted) will, upon issuance, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will at all times during the Exercise Period, have authorized and reserved, free from preemptive rights, a sufficient number of shares of its capital stock to provide for the exercise of the rights represented by this Warrant. If at any time during the Exercise Period the number of authorized but unissued shares of Exercise Shares shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Exercise Shares to such number of shares as shall be sufficient for such purposes.

4.2 Registration Under Securities Act of 1933, as amended. The Company agrees that upon the issuance of the Exercise Shares or, if the Exercise Shares are convertible into common stock of the Company, the issuance of such common stock, such Exercise Shares shall be “Registrable Securities”, and Holder shall be an “Investor” under the Company’s Second Amended and Restated Investor Rights Agreement dated as of July 25, 2012, and as amended from time to time (the “Rights Agreement”). The Holder and the Company each agree to execute and deliver any documents to effectuate the foregoing, including, without limitation, an amendment to the Rights Agreement, thereby agreeing to be bound by all obligations and receive all rights thereunder.

5. REPRESENTATIONS OF HOLDER.

5.1 Acquisition of Warrant for Personal Account. The Holder represents and warrants that it is acquiring the Warrant and the Exercise Shares solely for its account for investment and not with a view to or for sale or distribution of said Warrant or Exercise Shares or any part thereof. The Holder also represents that the entire legal and beneficial interests of the Warrant and Exercise Shares the Holder is acquiring is being acquired for, and will be held for, its account only.

5.2 Securities Are Not Registered.

(a) The Holder understands that the Warrant and the Exercise Shares have not been registered under the Securities Act on the basis that no distribution or public offering of the stock of the Company is to be effected. The Holder realizes that the basis for the exemption may not be present if, notwithstanding its representations, the Holder has a present intention of acquiring the securities for a fixed or determinable period in the future, selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the securities. The Holder has no such present intention.

(b) The Holder recognizes that the Warrant and the Exercise Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The Holder recognizes that except as may be provided for in the Rights Agreement, the Company has no obligation to register the Warrant or the Exercise Shares of the Company, or to comply with any exemption from such registration.

(c) The Holder is aware that neither the Warrant nor the Exercise Shares may be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions are met, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale following the required holding period under Rule 144 and the number of shares being sold during any three month period not exceeding specified limitations. Holder is aware that the conditions for resale set forth in Rule 144 have not been satisfied and that the Company presently has no plans to satisfy these conditions in the foreseeable future.

5.3 Disposition of Warrant and Exercise Shares.

(a) The Holder further agrees not to make any disposition of all or any part of the Warrant or Exercise Shares in any event except in accordance with the terms of this Warrant.

(b) The Holder understands and agrees that all certificates evidencing the shares to be issued to the Holder may bear the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

5.4 Accredited Investor Status. The Holder is an “accredited investor” as such term is defined in Rule 501 under the Act.

6. ADJUSTMENT OF EXERCISE PRICE. In the event of changes in the outstanding Exercise Shares of the Company by reason of stock dividends, split-ups, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations, or the like, the number and class of shares available under the Warrant in the aggregate and the Exercise Price shall be correspondingly adjusted to give the Holder of the Warrant, on exercise for the same aggregate Exercise Price, the total number, class, and kind of shares as the Holder would have owned had the Warrant been exercised prior to the event and had the Holder continued to hold such shares until after the event requiring adjustment; provided, however, that such adjustment shall not be made with respect to, and this Warrant shall terminate if not exercised prior to, the events set forth in Section 8 below. The form of this Warrant need not be changed because of any adjustment in the number of Exercise Shares subject to this Warrant.

7. FRACTIONAL SHARES. No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto. All Exercise Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current fair market value of an Exercise Share by such fraction.

8. EARLY TERMINATION. In the event of, at any time during the Exercise Period, an IPO of the Company registered under the Act, the Company shall provide to the Holder twenty (20) calendar days’ advance written notice of such public offering, and this Warrant shall terminate unless exercised immediately prior to the date such public offering is closed.

9. MARKET STAND-OFF AGREEMENT. Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) (i) during the 180-day period following the effective date of a registration statement of the Company filed under the Act in connection with the Company’s IPO (or such longer period, not to exceed eighteen (18) calendar days after the expiration of the 180-day period, as the underwriters or the Company shall request in order to facilitate compliance with FINRA Rule 2711), and (ii) the 90-day period following the effective date of a registration statement of the Company filed under the Act in circumstances other than in connection with the Company’s IPO (or such longer period, not to exceed eighteen (18) calendar days after the expiration of the 90-day period, as the underwriters or the Company shall request in order to facilitate compliance with FINRA Rule 2711); provided that all officers and directors of the Company and holders of at least five percent (5%) of the Company’s voting securities are bound by and have entered into similar agreements. The obligations described in this Section 9 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the managing underwriter(s) which are consistent with the foregoing or which are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to such Common Stock (or other securities) until the end of such period. The underwriters of the Company’s stock are intended third party beneficiaries of this Section 9 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

10. NO STOCKHOLDER RIGHTS. This Warrant in and of itself shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.

11. TRANSFER OF WARRANT.

11.1 Transfers. Subject to applicable laws and the restriction on transfer set forth on the first page of this Warrant, this Warrant and all rights hereunder are transferable, by the Holder in person or by duly authorized attorney, upon delivery of this Warrant and the form of assignment attached hereto as Appendix B to any transferee designated by Holder. The transferee shall sign an investment letter in form and substance satisfactory to the Company.

11.2 Transfer Restrictions. This Warrant may not be transferred or assigned in whole or in part without compliance with all applicable United States federal and state securities laws by the transferor and the transferee (including (i) the delivery of investment representation letters reasonably satisfactory to the Company, if such are requested by the Company, (ii) to the extent that this Warrant is transferred other than pursuant to an effective registration statement, an opinion of counsel satisfactory to the Company that such registration is not required and (iii) such other reasonable documentation that the Company may reasonably request).

11.3 Exchange of Warrant Upon a Transfer. On surrender of this Warrant for exchange, properly endorsed on the Assignment Form annexed hereto as Appendix B and subject to the provisions of this Warrant with respect to compliance with the Securities Act and with the limitations on assignments and transfers contained in this Section 11, the Company at its expense shall issue to the order of the Holder a new Warrant or Warrants of like tenor, in the name of the Holder or as the Holder (on payment by the Holder of any applicable transfer taxes) may direct, for the number of Exercise Shares issuable upon exercise hereof.

12. LOST, STOLEN, MUTILATED OR DESTROYED WARRANT. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

13. NOTICES, ETC.

13.1 Notice of Adjustments. Whenever the Exercise Price or number of Exercise Shares purchasable hereunder shall be adjusted or readjusted pursuant to Section 6 hereof, the Company shall issue a certificate signed by its Chief Financial Officer of the Company setting forth, in reasonable detail, the event requiring the adjustment or readjustment, the amount of the adjustment or readjustment, the method by which such adjustment or readjustment was calculated, and the Exercise Price and number of Exercise Shares purchasable hereunder after giving effect to such adjustment or readjustment, and shall cause a copy of such certificate to be mailed (by first-class mail, postage prepaid) to the Holder.

13.2 Notice of Certain Events. The Company will mail or cause to be mailed to the Holder notice of (i) any designation of any record date of the holders of its Series C Preferred or Common Stock (or other shares or securities at the time receivable upon the exercise of this Warrant) for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of any class or any other securities, or to receive any other right, (ii) any entry into any definitive written agreement with respect to any Corporate Reorganization, or (iii) of any voluntary dissolution, liquidation or winding-up of the Company, and the notice to be provided to the Holders shall specify, as the case may be, (A) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (B) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the record holders of Series C Preferred or Common Stock (or such shares or securities at the time receivable upon the exercise of this Warrant) shall be entitled to exchange their Series C Preferred or Common Stock (or such other shares or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up. Such notice shall be mailed by overnight delivery at least ten (10) calendar days prior to the date therein specified.

13.3 Form of Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile or email if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) calendar day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address listed on the first page of the Warrant and to Holder at the address listed on the first page of the Warrant, or at such other address as the Company or Holder may designate by ten (10) calendar days’ advance written notice to the other parties hereto.

14. MISCELLANEOUS.

14.1 Descriptive Headings. The description headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant.

14.2 Governing Law. This Warrant and all rights, obligations and liabilities hereunder shall be governed by and construed under the laws of the State of Delaware without giving effect to conflicts of laws principles.

14.3 Severability. In the event any one or more of the provisions of this Warrant shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Warrant shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

14.4 Entire Agreement. This Warrant constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersedes and replaces, in its entirety, any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof. All the provisions of this Warrant by or for the benefit of the Company or the Holder shall bind and inure to the benefit of their respective successors and assigns.

14.5 Amendment. Any term of this Warrant may be amended or waived only in the same manner as to all outstanding Warrants and with the written consent of the Company and the Requisite Holders. Upon the effectuation of such amendment or waiver in conformance with this Section 14.5, the Company shall promptly give written notice thereof to the record holders of the Warrants who have not previously consented thereto in writing.

14.6 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Warrant. In the event an ambiguity or question of intent or interpretation arises, this Warrant shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Warrant.

14.7 No Waiver. No omission or delay at any time by either the Holder or the Company to enforce any right or remedy reserved to the Holder or the Company, or to require performance of any of the terms, covenants or provisions hereof by the Holder or the Company at any time designated, shall be a waiver of any such right or remedy by the Holder or the Company, nor shall it in any way affect the right of the Holder or the Company to enforce such provisions thereafter.

14.8 Counterparts. This Warrant and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

14.9 Acceptance. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of the Warrant Issue Date.

RELYPSA, INC.

By:

Name:

Title:

APPENDIX A

NOTICE OF EXERCISE

TO: RELYPSA, INC.

(1) ☐ The undersigned hereby elects to purchase             shares of the Series C Preferred Stock (the “Exercise Shares”) of Relypsa, Inc. (the “Company”) pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

☐ The undersigned hereby elects to purchase             Exercise Shares pursuant to the terms of the net exercise provisions set forth in Section 2.4 of the attached Warrant, and shall tender payment of all applicable transfer taxes, if any.

(2) Please issue a certificate or certificates representing said             Exercise Shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(3) Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(Date)	(Signature)

(Print name)

APPENDIX B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to the following assignee (the “Assignee”):

Name:
(Please Print)

Address:
(Please Print)

Dated:	, 20

Holder’s Signature:

Holder’s Address:

The undersigned also represents that, by assignment hereof, the Assignee acknowledges that this Warrant and the shares to be issued upon exercise hereof or conversion thereof are being acquired for investment and that the Assignee will not offer, sell or otherwise dispose of this Warrant or any shares to be issued upon exercise hereof or conversion thereof except under circumstances which will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws. Further, the Assignee has acknowledged that upon exercise of this Warrant, the Assignee shall, if requested by the Company, confirm in writing, in a form satisfactory to the Company, that the shares so purchased are being acquired for investment and not with a view toward distribution or resale.

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

APPENDIX C

BLACK-SCHOLES OPTION PRICING MODEL ASSUMPTIONS TO CALCULATE

VALUE OF ACQUIRER WARRANT

Stock Price = price of Acquirer’s stock as determined by reference to the average of the closing prices on the securities exchange or Nasdaq Global Market over the 20-day period ending three trading days prior to the closing of the Corporate Reorganization described in Section 3.1 if the Acquirer’s stock is then traded on such exchange or system, or the average of the closing bid or sale prices (whichever is applicable) in the over-the-counter market over the 20-day period ending three trading days prior to the closing of the Corporate Reorganization if the Acquirer’s stock is then actively traded in the over-the-counter market, or the then most recently completed financing if the Acquirer’s stock is not then traded on a securities exchange or system or in the over-the-counter market.

Remaining Term = number of calendar days from the date of the closing of the Corporate Reorganization described in Section 3.1 until the last date on which the warrant may be exercised.

Volatility = annualized standard deviation of daily log-returns (using a 262-day annualization factor) of the Acquirer’s stock price on the securities exchange or Nasdaq Global Market over a 20-day trading period, determined by the Company, that is within the 100-day trading period ending on the trading day immediately after the public announcement of the Corporate Reorganization described in Section 3.1 if the Acquirer’s stock is then traded on such exchange or system, or the annualized standard deviation of daily-log returns (using a 262-day annualization factor) of the closing bid or sale prices (whichever is applicable) in the over-the-counter market over a 20-day trading period, determined by the Company, that is within the 100-day trading period ending on the trading day immediately after the public announcement of the Corporate Reorganization if the Acquirer’s stock is then actively traded in the over-the-counter market, or 0.6 (or 60%) if the Acquirer’s stock is not then traded on a securities exchange or system or in the over-the-counter market.

Dividend Rate = dividend rate of the Acquirer for the most recent 12-month period at the time of closing of the Corporate Reorganization.

Strike Price = strike price of the original warrants multiplied by a fraction, the numerator of which is the Stock Price of the Acquirer and the denominator of which is the implied value paid by the Acquirer for an underlying share of Series C Preferred Stock in the Corporate Reorganization which shall be the greatest of (i) the amount per Exercise Share distributable to the holders of such Exercise Shares upon any liquidation, dissolution of winding up of the Company, whether voluntary or involuntary in accordance with Article IV, Section E(3)(a) and Article IV, Section E(3)(d) of the Restated Charter and (ii) the amount per share payable in respect of each Exercise Share pursuant to Article IV, Section E(4)(a) of the Restated Charter, based on the transaction value in the Corporate Reorganization described in Section 3.1.

Interest Rate = annual yield, as reported by Bloomberg at the time of closing of the Corporate Reorganization described in Section 3.1, of the United States Treasury security with a term nearest to the Remaining Term.

Exercise Share = so long as any shares of the Series C Preferred are outstanding, such shares of the Series C Preferred, and from and after such time as none of the shares of the Series C Preferred are outstanding, any shares or other securities issued or issuable in exchange for or in respect of the shares of the Series C Preferred (whether by way of conversion, stock split, stock dividend, combination of shares, reclassification, recapitalization, reorganization or any other means).

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APPENDIX D

BLACK-SCHOLES OPTION PRICING MODEL ASSUMPTIONS TO CALCULATE

VALUE OF WARRANT

Stock Price = price of one Exercise Share as determined by reference to the average of the closing prices on the securities exchange or Nasdaq Global Market over the 20-day period ending three trading days prior to the closing of the Corporate Reorganization described in Section 3.1 if the Exercise Shares are then traded on such exchange or system, or the average of the closing bid or sale prices (whichever is applicable) in the over-the-counter market over the 20-day period ending three trading days prior to the closing of the Corporate Reorganization if the Exercise Shares are then actively traded in the over-the-counter market, or, if the Exercise Shares are not then traded on a securities exchange or system or in the over-the-counter market, the greatest of (i) the amount per Exercise Share distributable to the holders of such Exercise Shares upon any liquidation, dissolution of winding up of the Company, whether voluntary or involuntary in accordance with Article IV, Section E(3)(a) and Article IV, Section E(3)(d) of the Restated Charter and (ii) the amount per share payable in respect of each Exercise Share pursuant to Article IV, Section E(4)(a) of the Restated Charter, based on the transaction value in the Corporate Reorganization described in Section 3.1.

Remaining Term = number of calendar days from the date of the closing of the Corporate Reorganization described in Section 3.1 until the last date on which the warrant may be exercised.

Volatility = the annualized standard deviation of daily log-returns (using a 262-day annualization factor) of the Company’s Common Stock price on the securities exchange or Nasdaq Global Market over a 20-day trading period, determined by the Company, that is within the 100-day trading period ending on the trading day immediately after the public announcement of the Corporate Reorganization described in Section 3.1 if the Company’s stock is then traded on such exchange or system, or the annualized standard deviation of daily-log returns (using a 262-day annualization factor) of the closing bid or sale prices (whichever is applicable) in the over-the-counter market over a 20-day trading period, determined by the Company, that is within the 100-day trading period ending on the trading day immediately after the public announcement of the Corporate Reorganization if the Company’s Common Stock is then actively traded in the over-the-counter market, or 0.6 (or 60%) if the Company’s Common Stock is not then traded on a securities exchange or system or in the over-the-counter market.

Dividend Rate = dividend rate of the Company for the most recent 12-month period at the time of closing of the Corporate Reorganization.

Strike Price = the strike price of the Warrants.

Interest Rate = annual yield, as reported by Bloomberg at the time of closing of the Corporate Reorganization described in Section 3.1, of the United States Treasury security with a term nearest to the Remaining Term.

Exercise Share = so long as any shares of the Series C Preferred are outstanding, such shares of the Series C Preferred, and from and after such time as none of the shares of the Series C Preferred are outstanding, any shares or other securities issued or issuable in exchange for or in respect of the shares of the Series C Preferred (whether by way of conversion, stock split, stock dividend, combination of shares, reclassification, recapitalization, reorganization or any other means).

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